Exhibit 99-1
CORPORATE PARTICIPANTS

Steven Nielsen
Dycom Industries Inc - President and CEO

Rick Vilsoet
Dycom Industries Inc - General Counsel

Drew DeFerrari
Dycom Industries Inc - SVP and CFO

CONFERENCE CALL PARTICIPANTS

Alex Rygiel
FBR & Co. - Analyst

Christian Schwab
Craig-Hallum Capital Group - Analyst

Adam Thalhimer
BB&T Capital Markets - Analyst

Simon Leopold
Morgan Keegan & Co., Inc. - Analyst

Tristan Richardson
D.A. Davidson & Co. - Analyst

Greg Weaver
Invicta Capital Management, LLC - Analyst

James Davis
Davis Capital - Analyst

Yehuda Miller
Cedarview Capital Management - Analyst

Alan Mitrani
Sylvan Lake Management - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Dycom results conference call. (Operator Instructions). As a reminder, today's call is being recorded. With that being said, I will turn the conference now to Mr. Steven Nielsen. Please go ahead, sir.

Steven Nielsen - Dycom Industries Inc - President and CEO

Thank you, John. Good morning, everyone. I would like to thank you for attending our fourth quarter fiscal 2011 Dycom results conference call. During the call, we will be referring to a slide presentation, which can be found on our website, www.dycomind.com, under the heading, Events. Relevant slides will be identified by number throughout our presentation. Going to slide 1, today we have on the call Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet. Rick.

Rick Vilsoet - Dycom Industries Inc - General Counsel

Thank you, Steve. Referring to slide 2, except for historical information, the statements made by company management during this call may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations, estimates and projections and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company's periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update forward-looking statements. Steve?

Steven Nielsen - Dycom Industries Inc - President and CEO

Thanks, Rick. Yesterday, we issued a press release announcing our fourth quarter 2011 results. As you review this release, it is important to note the following:

Dycom utilizes a 52/53 week fiscal year, ending on the last Saturday in July. Accordingly, last year's fourth quarter included 14 weeks while this year's fourth quarter included 13 weeks. For clarity and to enable comparability between those periods, my comparative comments with respect to last year's revenue are based on adjusting for last year's additional week by dividing revenue by 14 and then multiplying by 13.

Furthermore, for this quarter, we have added Adjusted EBITDA, a non-GAAP financial measure, to our release and comments. See slides 11 through 14 for a reconciliation of the non-GAAP measures to the GAAP measures in the slide presentation provided for this call.

Moving to slide 3, revenue for the quarter increased year over year to $303.7 million, an organic growth rate of 10.8%, after adjusting for revenues from acquired companies and including $14.1 million of storm restoration revenues. Volumes during the quarter were generally solid from telephone companies, with most companies growing meaningfully yet carefully managing routine capital and maintenance expenditures. Spending by cable customers increased both sequentially and year over year. Gross margins increased sequentially and increased by over 200 basis points year over year, reflecting improved operating performance. General and administrative expenses declined by 74 basis points year over year, reflecting increased operating leverage and tight cost controls. All of these factors produced Adjusted EBITDA of $39.9 million for the fourth quarter, an increase of 41% from last year. During the quarter, we repurchased 580,000 shares of our stock for $9.1 million or an average price of $15.62. For the entirety of fiscal 2011, we repurchased 5.389 million shares, or 13.9% of shares outstanding at the beginning of the year. Net income of $0.38 per share for the fourth quarter improved significantly from last year's earnings of $0.12 per share. This $0.38 per share quarterly result represents the highest quarterly earnings since our October 2000 quarter. Liquidity remains strong in the quarter with cash and availability under our credit facility, totaling $202 million. And, meaningfully, total backlog continued to increase sequentially for the third quarter in a row.

Going to slide 4, during the quarter, we experienced the effect of an improving industry environment. Revenue from AT&T was $56.2 million or 18.5% of revenue. AT&T was our largest customer. Comcast was our second-largest customer at 12.4% of total revenue or $37.8 million. Revenue from CenturyLink was $37.1 million or 12.2% of revenue. CenturyLink was our third largest customer. Verizon was Dycom's fourth-largest customer for the quarter at 11.1% of revenue, or $33.6 million. Of note, Verizon grew 31.8% organically year over year. Revenue from Charter was $20.8 million, or 6.9% of revenue. Charter was our fifth largest customer. And Windstream, our sixth largest customer at 6.7% of revenue grew 27.8% organically year over year, excluding storm restoration. Altogether, our revenue grew organically 5.4% after excluding storm restoration revenues, with our top five customers combined representing 61% of revenue, growing 5.9% organically, and all other customers increasing 4.5% organically, both excluding storm restoration revenues.

Now moving to slide 5, backlog at the end of the fourth quarter was $1.412 billion versus $1.373 billion at the end of the third quarter, an increase of approximately $39 million. Of this backlog, approximately $754 million is expected to be completed in the next 12 months. Both backlog calculations increased year over year and sequentially. During the quarter, we continue to book new work and renew existing work. With Verizon, we renewed for three years an engineering and installation services agreement for New York, New Jersey, Maryland and Virginia. In addition with Verizon, we also renewed a construction services agreement for New York for five years. For AT&T, we renewed a construction and maintenance agreement in Alabama for three years. With SCE&G, we extended our locating services agreement for three years in South Carolina. And from MetroCast, we received a system upgrade project in Virginia. And finally, we secured a number of rural broadband projects in the states of North Carolina, Tennessee, Kentucky, Indiana, Missouri, and Oregon. Headcount increased during the quarter to 8,320 as our shift away from technician-intensive services was completed during the quarter and we grew with a number of customers. Now I will turn the call over to Drew for his financial review.

Drew DeFerrari - Dycom Industries Inc - SVP and CFO

Thanks, Steve, and good morning, everyone. As a reminder, our fourth quarter of 2011 results included 13 weeks of operations compared to 14 weeks for the fourth quarter of fiscal 2010. We have provided a reconciliation of non-GAAP measures of organic revenue growth and Adjusted EBITDA to the GAAP measures in the slide presentation for today's call.

Going to slide 6, contract revenues for the fourth quarter of 2011 were $303.7 million compared to $281.5 million for the fourth quarter of 2010. Q4 2011 included approximately $14.1 million of revenues from businesses acquired earlier this fiscal year and approximately $14.1 million of revenue for storm restoration services. On an organic basis, revenue increased by 5.4% year over year, after adjusting for these amounts and the additional week in Q4 of 2010. Telecommunications customers totaled approximately 83.5% of our revenue. And underground facility locating customers declined 6.5% as a percentage of revenue. Q4 2011 Adjusted EBITDA grew to $39.9 million or 13.1% of revenue compared to $28.2 million or 10% of revenue in Q4 2010, reflecting improved pricing and operating margins. Net income for the current quarter increased to $13.0 million or $0.38 per share compared to $4.6 million or $0.12 per share for Q4 2010.

Turning to slide 7, organic revenue growth was driven by contract awards since the prior period, including broadband stimulus activity and an improved pricing environment. Higher revenue and improved cost trends resulted in an Adjusted EBITDA of $39.9 million or 13.1% of revenue, which is an increase of over 300 basis points compared to this percentage in Q4 2010. On the cost side, we experienced improved labor efficiency and greater leverage on G&A costs year over year.

Turning to slide 8, our balance sheet remains strong. We ended the period with approximately $44.8 million of cash on hand and our operating and investing cash flows support our growth. Capital expenditures net of disposals were $26.6 million for the current quarter, bringing our full-year total to $49.2 million. Gross cap-ex for the quarter was approximately $29.2 million. For fiscal 2012, we anticipate cap-ex net of disposals in the range of $55 million to $60 million. Availability under our senior credit facility grew sequentially to approximately $156.9 million based on our EBITDA growth. We ended the quarter with no borrowings outstanding. During the current quarter, we repurchased 580,000 shares of our common stock in the open market for approximately $9.1 million or $15.62 per share. At the end of Q4 2011, we had approximately 33.5 million shares of common stock outstanding. Now I will turn the call back to Steve.

Steven Nielsen - Dycom Industries Inc - President and CEO

Thanks, Drew. Going to slide 9, in summary, within a growing, albeit slowly growing economy, we experienced the effects of an improving environment and capitalized on our significant strengths. First and foremost, we maintained solid customer relationships throughout our markets. We continued to win projects and extend contracts at attractive pricing. These successes were reflected in a number of contract awards, which increased total backlog. Notably, broadband stimulus awards continued throughout the quarter with visibility as to project start dates improving. In addition, in an improving demand environment, we have increased profitable market share as our customers are consolidating vendor relationships and rewarding scale.

Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The long-term drivers of these opportunities are strengthening not only in the United States, but globally. The government's response to a weak economy has produced meaningful and significant funding for broadband initiatives, and a number of these initiatives have moved through the solicitation, award and contract execution process, with construction and engineering now proceeding in earnest.

Additionally, we remain encouraged that cable operators are deploying a number of new technologies which enable them to significantly increase the effective bandwidth of their networks, and offer new products to consumers and businesses. Both cable and telephone companies as well as a number of other industry participants are aggressively extending or deploying fiber networks to provide wireless backhaul services. This development is accelerating and driving increased industry capital expenditures.

In sum, we believe that our leading presence has enabled us to clearly foresee how our industry would recover. Among service providers of our size or larger, we believe we are uniquely positioned, managed and capitalized to meaningfully experience a strong industry recovery to the benefit of our shareholders.

And finally, our well-timed notes issuance during our second quarter significantly enhanced our already robust balance sheet and ample liquidity. This strength, when combined with our equity capitalization, after substantial share repurchases last fiscal year, is intended to both significantly benefit our shareholders and encourage us to pursue acquisition opportunities.

Now moving to slide 10, as we look ahead to an improving environment, our expectations are shaped by the following: Revenue over the next several quarters will continue to exhibit consistent seasonality, and our shift away from technician-intensive services. Accordingly, forward revenue assessments should start with the prior year's quarterly revenue and adjust for meaningful organic growth resulting in high-single digit to mid teens total growth. Improving organic growth and new project opportunities have enabled us to more critically assess our portfolio of contracts. As we have done so, we believe we have structurally increased our margins and earnings so that they will grow faster than revenues. Solid and growing cash flows will be dedicated to supporting organic growth, accretive acquisition opportunities, which will enhance our scale and service offerings and share repurchases as valuation of projected returns direct. And, finally, we are increasingly confident that these trends will continue to improve for a sustained period.

Accordingly, we expect for the first quarter of fiscal 2012, revenues which grow mid-single digit to low double digits on an organic basis; gross margins which improve year over year and are sequentially in line; general and administrative expenses which decline slightly on a sequential basis; depreciation and amortization which modestly increases on a quarterly sequential basis, reflecting increasing capital expenditures; and other income which declines slightly on a sequential basis.

As the nation's economy grows, albeit slowly, we remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives. We have adjusted our business during a weak economic period, and these adjustments have fortified our strong balance sheet, meaningfully increased our liquidity and positioned us for emerging growth opportunities. We remain confident in our strategies, the prospects for our company, the capabilities of our able employees and the experience of our management team who have grown our business and capitalization many times before. Now, John, we will open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Alex Rygiel, FBR.

Alex Rygiel - FBR & Co. - Analyst

Thank you. Nice quarter, Steve. First, could you quantify the earnings contribution from the storm revenue in the most recent quarter?

Steven Nielsen - Dycom Industries Inc - President and CEO

You know, Alex, we always face that question when we have storm revenue. And the trade-offs are the storm revenue is nice to have, but it also impacts the performance on the rest of our business. And so when we looked at the quarter, I think our performance in July where we had no storm work was similar to where we were in May, which was the month that was most heavily impacted by the storm. So, some net impact but not significant.

Alex Rygiel - FBR & Co. - Analyst

Your margins appear to be back to sort of peak level in 2007, early 2008. What are some of the opportunities for you to expand margins beyond that over the coming quarters?

Steven Nielsen - Dycom Industries Inc - President and CEO

Well, I think a couple things. Number one, we think we looked at our contracts. We think we have a better book of business in the company. And quite honestly, the growth drivers going forward, because we are really at the beginning of this recovery cycle, not somewhat along the way as we were in 2007, are really more diverse. We have vendor consolidation and growth opportunities with a number of the telephone companies and cable companies. We see significant amounts of stimulus in rural America. We see opportunities around Metro E for cable operators as well as cellular backhaul. So, I don't think about these margins in light of 2007. I think more of them in light of 2003, maybe early 2004. And hopefully as we did in that recovery cycle, we will be able to build on them from here.

Alex Rygiel - FBR & Co. - Analyst

Lastly, can you comment on your foray into the wireless business and how that marketplace is shaping up for you over the next year or two?

Steven Nielsen - Dycom Industries Inc - President and CEO

Sure. We made a small acquisition there just before the first of the year, first of the calendar year. And we are pleased with how that business is performing. We think that not only does it have growth opportunities, but we think that the expertise that it's provided to the rest of the business and some of the experience with the customers will allow us to take advantage potentially of other opportunities. So, we see that as an increasing business over the next 12 or 18 months that may become significant.

Alex Rygiel - FBR & Co. - Analyst

Thank you very much. Nice quarter.

Operator

Christian Schwab, Craig-Hallum Capital Group.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. Great quarter, guys. My question on the improved pricing environment, which helped drive gross margins, can you differentiate on the improvement driven by vendor consolidation versus the rural broadband spending starting after a lot of delays and permitting, but the completion dates not being pushed out, which I think is helping you as well as a few of your large competitors?

Steven Nielsen - Dycom Industries Inc - President and CEO

Yes, I think the way I would think about it, vendor consolidation is really something where we are able to become more efficient administratively. Some of that efficiency does hit the cost of earned revenue, so it does impact gross margin. But it's more an efficiency in the way we deliver the service to the client when we get scale rather than pricing. I think in terms of more project-based businesses like the stimulus, I think the activity there is there's an awful lot of work out there. And that is driving high industry utilization. And so, it's not necessarily that we are driving prices because we certainly would always like to charge more, but we are mindful of not overcharging our customers. It's really about having the right return level so that we can grow capacity to meet their needs. And we see that as something that will continue for a period of time.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Right, I understand. Thank you for that answer. As we look at the gross margin line, is there any way for us to -- how much more availability in the improved pricing environment and higher utilization, etc., and efficiencies, is there a targeted number that you guys have or we're just driving for the best number we can?

Steven Nielsen - Dycom Industries Inc - President and CEO

You know, Christian, we're going to drive for the best number we can. We've got a quarter where we were significantly better than last year and significantly better than people's expectations. And we are not going to take that success and turn it into a chase and expectations game with the street. I think what I would say is that we believe that this is a recovery cycle for our industry, and generally, we are able to grow margins throughout a growth cycle. As not only we see better opportunities, we can be more selective, but we also have a number of internal initiatives, and hopefully we get better at what we do. And it's always easier to get better at what we do when we are busy.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Understood. My last question is, do you have an updated absolute dollar amount for the number of stimulus projects that are in backlog and a target number that you had hoped to attain over the next two, two and a half years?

Steven Nielsen - Dycom Industries Inc - President and CEO

We certainly had a good quarter in terms of securing additional work. I think what we're going to do, Christian, because it is only a component of the business, is say that we are comfortable with what we gave the last quarter plus a little bit more, but we are not going to get into a quarter-by-quarter disclosure of one component of backlog because these are contracts where oftentimes we will get an initial contract and then negotiate additional releases under that contract. And so it's really not a backlog build type of business. It's really more of work a project, get another one, work a project, get another one.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Got it. All right, thanks. Good quarter.

Steven Nielsen - Dycom Industries Inc - President and CEO

Thank you.

Operator

Adam Thalhimer, BB&T Capital Markets.

Adam Thalhimer - BB&T Capital Markets - Analyst

Good morning, Steve. Good morning, Drew. First question, Steve, does it feel to you at all like we are in the early stages of a recession?

Steven Nielsen - Dycom Industries Inc - President and CEO

You know, Adam, we obviously -- we are aware where the markets have been for the last three or four weeks. And there are a number of our businesses that historically have had pretty good track records of indicating when the overall macro economy is slowing, particularly our locating business, sometimes the cable installation business. Because those are short cycle businesses, they're looking at responding to customer or economic activity that is a week old or two days old. And so we did look around, and our activity levels in both those businesses are up year over year into August. Interestingly, when the mid-Atlantic number came out, we actually looked at our locating business in Maryland, New Jersey, Pennsylvania, and it was up year over year through the most current period. So, it doesn't feel that way from our short-cycle businesses. I mean we are obviously going to always be appropriately capitalized. So we are not concerned that if something happens that we are not seeing that we are unprepared for it because we think we are well capitalized. And I think the other drivers around cellular backhaul, the broadband stimulus, a number of the other drivers, the businesses are fairly insulated from the overall economy. But so far, our short-cycle businesses aren't seeing it.

Adam Thalhimer - BB&T Capital Markets - Analyst

Great. And then secondly, can you remind us what the seasonality of your backlog is? I mean every quarter the street likes to see sequential backlog growth. I think we might be coming into a period where that might not happen from a seasonal basis. Can you guys just go over that?

Steven Nielsen - Dycom Industries Inc - President and CEO

Sure. There are a number of businesses that we have either one-year or two-year contracts in. And particularly the one-year contracts that renew at the first of the calendar year -- the most backlog that you are going to ever see is that which was recorded at our January quarter. And then those contracts obviously are going to come down. I think the offsetting fact in a recovery stage in the industry is that we are seeing run rates under these contracts go up, and so in our existing portfolio of contracts, the embedded revenue potential improves as the organic growth goes up.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. Last question for me, I wonder if you could just give us some additional details on these Verizon contracts. You got a long-term contract two quarters ago in Maryland; the last quarter it was Massachusetts; this quarter it's New York. And those are for construction services. And there's an additional contract for engineering and installation, which, to me, reads a little bit more like FiOS. Can you kind of help us understand what those --?

Steven Nielsen - Dycom Industries Inc - President and CEO

Sure. We have a number of contracts, some around path creation. Other of the contracts that we disclosed last quarter are really around business as usual, services and maintenance of the network. And then we also provide services to Verizon for both engineering and installation in MDU complexes. And so we really have just had either new contract, new geographies added or we have had renewals of existing business that we have had with them for a fairly extended period of time. And so I would just say that it's part of the ongoing process that Verizon is taking to continuing to build out the FiOS network as well as to support their normal business as usual operations.

Adam Thalhimer - BB&T Capital Markets - Analyst

I mean, is this -- is what we are seeing -- is that the vendor consolidation you are talking about?

Steven Nielsen - Dycom Industries Inc - President and CEO

That is certainly part of it. We've seen it in other parts of our business, but that is certainly part of it.

Adam Thalhimer - BB&T Capital Markets - Analyst

All right, great. Great quarter.

Operator

Simon Leopold, Morgan Keegan.

Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

Thank you very much. I want to just get a couple of housekeeping questions out of the way first and then a little bit more bigger picture question. On the housekeeping side, Drew mentioned the ending share count. I missed that number. Could you repeat that one?

Drew DeFerrari - Dycom Industries Inc - SVP and CFO

Yes. I’ll give you the exact numbers, Simon. It's 33,487,000 shares.

Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

Great. And could you round out the top 10 customers?

Drew DeFerrari - Dycom Industries Inc - SVP and CFO

I will. This is Drew. Windstream was at 6.7%. Time Warner Cable, 4.5%. Xcel Energy, 2.2%. Cablevision, 1.1%. And then SaskTel at 1%.

Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

Great, thank you. And the split this quarter between cables and telco customers?

Drew DeFerrari - Dycom Industries Inc - SVP and CFO

Sure. Telco was at 54%, and cable at 28.8%.

Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

Great. And, in this quarter, was there any revenue recognized from broadband stimulus?

Steven Nielsen - Dycom Industries Inc - President and CEO

Oh, yes, there was. It was not significant in the quarter, but it's on an upward trend.

Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

And what do you sort of see in the October quarter in terms of stimulus? Is it modest or ramping?

Steven Nielsen - Dycom Industries Inc - President and CEO

Well, it continues to increase, Simon. And I think it's inside of what we talked about, both organically and for total revenue in our comments.

Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

Great. And then sort of more of an opportunity question -- in light of Verizon continuing to negotiate a new contract with its union workforce, it's my impression that if Verizon is successful in getting concessions from the union, it opens up more opportunities for you to expand the relationship and work with Verizon. Could you elaborate on how you are thinking about the opportunities, mindful that it's not a done deal?

Steven Nielsen - Dycom Industries Inc - President and CEO

You know, Simon, we've seen the same reports in the press that I think everybody has, that Verizon would like to have some more flexibility in some of their operations. To the extent that they are successful, that may very well create some opportunities for us. It wouldn't hurt, that's for sure.

Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

I guess what I'm trying to clarify is I know that some of the jobs the union wants to bring back are things that Dycom doesn't do, like call centers. But it's my impression as well that there are work rule changes and other opportunities in terms of work that is done by the union today that you in fact are capable of doing. Is that correct?

Steven Nielsen - Dycom Industries Inc - President and CEO

Well, there are certainly activities that Verizon does themselves today that we provide to other telephone customers in contiguous geographies. So if they get some more flexibility, there's really not a skill set that we lack in terms of being able to support them.

Simon Leopold - Morgan Keegan & Co., Inc. - Analyst

Thanks. That's what I was wanting to check. Thank you.

Operator

John Rogers, D.A. Davidson.

Tristan Richardson - D.A. Davidson & Co. - Analyst

Good morning guys, this is Tristan in for John. Just curious, on the broadband stimulus, when you talk about the 2 to 2.5 years, going beyond that, what's your sense of whether it be based on indications from policy makers or your customers, as to the length of this stimulus cycle within broadband?

Steven Nielsen - Dycom Industries Inc - President and CEO

It's a great question, Tristan, and a couple of interesting things that have occurred recently. First, there were a number of rural telcos in particular, who for one reason or another did not secure broadband funding through the stimulus. But there's always been a program under the U.S. Department of Agriculture that provides low interest loans, and we have seen a pickup in activity with those clients and we think that will continue, obviously if it made sense for them without stimulus dollars, that type of activity is going to continue when the stimulus ceases. We also, because of the stimulus, I think we have done a much better job in working with the consulting engineering firms that have generally been heavily involved in rural -- with rural telcos, so I think we are certainly having -- we certainly have much more market presence there than we did a year ago or two years ago. So we think there are some opportunities there. And then, probably more significantly, although it's hard to figure exactly how it will all play out, but the largest phone companies in the country just made a proposal to the FCC to restructure the Universal Service Fund and reallocate what has been a program that supports operations expense in rural America to one that would be rededicated to capital expenditures to deploy broadband. And you can read the report on the FCC's website, but their proposal would call for better than $2 billion a year of capital expenditures to improve the bandwidth of rural telco networks, primarily. And if that were to come about, that $2 billion is really all incremental because in today's world, that money is really not being spent on capital; it's just been on support dollars.

Tristan Richardson - D.A. Davidson & Co. - Analyst

Right.

Steven Nielsen - Dycom Industries Inc - President and CEO

So -- and that's a five-year program as proposed by a number of the largest phone companies in the country. So lots going on in rural, all of which indicates continued spending for an extended period of time.

Tristan Richardson - D.A. Davidson & Co. - Analyst

That's great. Thank you. And then I guess just on the other income, just from your comments on Q1, it sounds like the increased level of asset sales this quarter was more of just a one-off, or just a little commentary on that would be great.

Steven Nielsen - Dycom Industries Inc - President and CEO

Sure. We had a strong quarter in terms of the prices sold. And I know we had an earlier question about the economy, and I can tell you and we monitored results from auctions through the month of August -- we are continuing to get strong pricing. There's demand out there for our used equipment. And so it's really an opportunistic play last quarter, somewhat less this quarter, but we’ll continue, where we just see very strong residual prices for our used equipment. Then in essence, we're taking that premium we received for our used equipment and lowering our economic cost basis in the new assets. We also have been going through an asset replacement program in one particular class of vehicle where we could significantly improve our fuel efficiency. And just given the strength of the used market, it just made sense to spend the money, get a premium for the used assets and lower or increase our overall fuel efficiency and lower our costs.

Tristan Richardson - D.A. Davidson & Co. - Analyst

Okay. I appreciate the comments, guys. Thank you very much.

Steven Nielsen - Dycom Industries Inc - President and CEO

Thank you.

Operator

Greg Weaver, Invicta Capital.

Greg Weaver - Invicta Capital Management, LLC - Analyst

Good morning, gentlemen. Nice job. Could you, Steve, give us a little more color on the comments you made about your focusing your bidding on less technician-intensive work?

Steven Nielsen - Dycom Industries Inc - President and CEO

Sure. We, Greg, we talked about it actually starting last November that when we see a recovery cycle in the industry come about -- and we've got a great slide on this showing our organic growth rates over the last several years -- when we see organic growth declines decelerating, and then organic growth again, our approach has always been to look at the businesses, the contracts that we are in and identify those where, for one reason or another, we just are not getting what feels to us like the right return. And as we did that going through last fall and into the spring, because of the price of fuel, because of some very specific industry developments, we just thought that we would scale back somewhat, not totally because we like those businesses long-term, but we just thought there were some opportunities on the margin to scale back. And so I think if you look back at our disclosures, particularly around our locating revenue, you will see that that's a smaller business today than it was a year ago. And the purpose of that was to -- is to just take the opportunity of growth, reposition the portfolio, and really structurally change kind of our earnings profile so that we could potentially have what some might call a breakout quarter like we did this one. And so we had a plan, and we think it's worked pretty successfully.

Greg Weaver - Invicta Capital Management, LLC - Analyst

Okay, great. And -- appreciate the color there. I also see you're starting to hire again after I guess a declining headcount here for a year or so?

Steven Nielsen - Dycom Industries Inc - President and CEO

Yes. That's correct. Because as we had talked about on the May call, we thought kind of that repositioning in the portfolio would be done in the fourth quarter. It is. And as we grow organically -- we are in the service business, so we're going to add employees. There are pieces of our business right now where we are ramping up our training, and aggressively trying to hire employees as demand picks up.

Greg Weaver - Invicta Capital Management, LLC - Analyst

And what was the prior peak fiscal cap-ex number over the last whatever, 10-year period or so?

Steven Nielsen - Dycom Industries Inc - President and CEO

It may be in the low $70 millions on a net basis, perhaps. I think that's about right.

Greg Weaver - Invicta Capital Management, LLC - Analyst

So this, the outlook for your cap-ex here that you gave us, that seems -- I guess portends some reasonable organic growth here in light of the relatively strong spending?

Steven Nielsen - Dycom Industries Inc - President and CEO

Yes, we're spending it because we have growth. We're spending it to improve our fuel efficiency. And quite honestly, we're spending it because we are getting very good prices on used assets. And if we have a vehicle -- a new one and some of our specialty equipment may cost us $140,000, but if we can get $15,000 or $20,000 of premium in the used market over what we would normally see, in our way of thinking about it, that vehicle only cost us $130,000, not $150,000. So it's really -- it's planned but it's also opportunistic around used pricing.

Greg Weaver - Invicta Capital Management, LLC - Analyst

Okay. And in terms of that, are there any signs of life in the long-haul market?

Steven Nielsen - Dycom Industries Inc - President and CEO

There are certainly some projects out there, more projects today. In planning, we have a small piece of our business where we do right away planning and procurement, and that business has picked up somewhat. So there are clearly some opportunities there. I would not say that's the -- a top three or four opportunity, but there are certainly some projects out there. And to the extent that they are out there and use up resources, that just reinforces the right supply/demand equilibrium in the industry.

Greg Weaver - Invicta Capital Management, LLC - Analyst

And is there any particular focus for the acquisitions that you referenced, or areas that you think you should be filling in some holes?

Steven Nielsen - Dycom Industries Inc - President and CEO

It's really not a question of holes. I think, if anything, the good, organic growth that we are seeing in the business, now for the third cycle that I have come out of, would indicate that we are in a great industry and are positioned well to continue to grow. I think we like the businesses we are in. We're going to look at things that are going to be accretive where we can have some good cost synergies, and good extensions of customer relationships at a local level. But we are not driven by any particular piece of business that we feel like we need more exposure to because we think we're pretty well positioned as it is.

Greg Weaver - Invicta Capital Management, LLC - Analyst

Okay, great. Last one for me is in terms of the buyback, have you been in a blackout period?

Steven Nielsen - Dycom Industries Inc - President and CEO

Well, we are not going to comment specifically about our share repurchasing other than to say that we have a -- as most companies do -- a blackout that begins two weeks from the end of the quarter through a couple days after the earnings release, where all the key employees and the company are generally prohibited except under certain circumstances, from being in the market.

Greg Weaver - Invicta Capital Management, LLC - Analyst

Right. Okay. Thanks.

Operator

James Davis, Davis Capital.

James Davis - Davis Capital - Analyst

Yes, thanks for taking my call. You guys have generally managed working capital well and generated pretty consistent free cash flow. I saw that that didn't happen this quarter. Can you just walk through why? And do you expect -- it seems like a return to more consistent -- or just I should just say a rebound to -- positive operating cash flow and free cash flow?

Steven Nielsen - Dycom Industries Inc - President and CEO

Sure. I think there are a couple things. One, we did have about $14 million of storm work in the quarter. That generally takes a little bit longer to get through the cycle because it's such an intense burst of billing activity in a pretty confined geographic area -- nothing unusual around that. And I think seasonally when we see good organic growth, you are going to see a little bit of investment in working capital. And you will see that build reverse as we go through the seasonally slow period through the winter. There is nothing in the payment patterns of our customers that's changed. And there's really nothing about our business that has changed in terms of the way the working capital has been managed. We went through -- we've been through recovery cycles before, and there are other historic periods, where you will see that initially for a quarter or two of a recovery period, you will see a substantial build in working capital. And then it always reverses into free cash flow. I think the other thing that you will see driving free cash flow is our EBITDA margin expanding 300 basis points year over year. We think we've got a new and better trend around that line. And so we're going to see improvements there also. So nothing that we are concerned about, nothing that we haven't been through before at this stage in an industry cycle.

James Davis - Davis Capital - Analyst

Thank you.

Operator

Yehuda Miller, Cedarview Capital.

Yehuda Miller - Cedarview Capital Management - Analyst

My questions are already answered. Thank you.

Operator

Alan Mitrani, Sylvan Lake Asset Management.

Alan Mitrani - Sylvan Lake Management - Analyst

Hi, thank you. On the share buyback, you said you bought back $9.1 million during the quarter. How much is left on the buyback?

Steven Nielsen - Dycom Industries Inc - President and CEO

Call it $11 million, round numbers.

Alan Mitrani - Sylvan Lake Management - Analyst

Okay. And then am I right to think that last time you announced the buyback, you also put in a 10b5-1 plan as part of that?

Steven Nielsen - Dycom Industries Inc - President and CEO

We did not last time that I recall, Alan. We did and used a 10b5-1 plan in the fall of last year.

Alan Mitrani - Sylvan Lake Management - Analyst

Is there a reason why the 10b5-1 wasn't as part of this? I mean would not that have allowed you to buy back stock in the blackout period when your stock was --

Steven Nielsen - Dycom Industries Inc - President and CEO

Alan, all we're going to say around kind of the tactical nature of the repurchases that we are always balancing organic growth, acquisition opportunities, and opportunities to repurchase stock. And we are going to rebalance from quarter to quarter depending on what we see.

Alan Mitrani - Sylvan Lake Management - Analyst

Okay. That's fair. Are you prohibited from your debt covenants to buy back any more stock than that $20 million? Is there a certain level where you have to maintain?

Steven Nielsen - Dycom Industries Inc - President and CEO

We have substantial room in all the baskets under our credit facility and the notes to repurchase stock.

Alan Mitrani - Sylvan Lake Management - Analyst

Okay. And then this is the time of the cycle where in the past you have talked about buying companies and expanding your footprint or getting into different customers. It seems like you are already in the top customers, but it also seems like a lot of the growth is coming from the smaller regional customers and the government or local customers. Are there certain areas of the country or is there different product lines that you'd like to get into that you're actively looking into?

Steven Nielsen - Dycom Industries Inc - President and CEO

Well, we have a number of acquisition opportunities we're looking at, Alan, that's always going to be part of what we do here every day. We certainly had two acquisitions we did early last winter that we are pleased with. We continue to look for deals. I think the balancing act, I think, and I think it has played out well in this cycle, is that I think we're looking at those acquisition opportunities, but we are balancing those against the opportunity to repurchase our own shares. So if you think about it year over year, with EBITDA up 40-some% and shares down just less than 15%, we are creating a lot of leverage in the business, managing the right capital structure. With the notes that we issued in January and extended our maturities to 2021 and lowered our coupon, we've got a very low cost of capital. And so we think there are going to be some opportunities on acquisitions. But we're going to be balanced and look at the returns carefully before we deploy capital externally, when we have had good returns repurchasing stock or funding organic growth.

Alan Mitrani - Sylvan Lake Management - Analyst

Okay. I mean I think that's fair; the market doesn't seem to be rewarding you from a valuation perspective. On a trailing basis you traded about 6 times EBITDA; on a forward assuming your numbers are better, about a turn less than that. So it seems like this whole sector has been revalued by the market. So if you see better opportunities internally than externally, I would tell you to keep buying back stock.

Steven Nielsen - Dycom Industries Inc - President and CEO

You know, we will look at it. And you know the markets get it right eventually.

Alan Mitrani - Sylvan Lake Management - Analyst

Thanks a lot.

Operator

(Operator Instructions).

Steven Nielsen - Dycom Industries Inc - President and CEO

John, if there are no further questions, we will just close the call, and thank everybody for your time and interest in the company. And look forward to speaking to you just before Thanksgiving on our next earnings call. Thank you.

Operator

And ladies and gentlemen, that does conclude your conference for today. Thank you for your participation. You may now disconnect.